EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41333, No. 333-89123, No. 333-112482, No. 333-131467, No. 033-92526, No. 333-170713 and No. 333-174614 on Form S-8 of our reports dated February 29 2012, relating to the consolidated financial statements and financial statement schedule of Monster Beverage Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Monster Beverage Corporation and subsidiaries for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

February 29, 2012